Exhibit 99.1

From:	Jai P. Nagarkatti,	For questions, contact:
	Chairman, President and CEO	Kirk A. Richter,
Vice President and Treasurer
(314) 286-8004

FOR IMMEDIATE RELEASE -St. Louis, MO., October 22, 2009

SIGMA-ALDRICH(NASDAQ:SIAL)REPORTS 9.4% INCREASE IN Q3 2009 DILUTED EPS;

SALES PERFORMANCE IMPROVED IN Q3 2009 OVER EARLIER 2009 QUARTERS.

FULL YEAR 2009 DILUTED EPS EXPECTED TO EXCEED $2.70.

HIGHLIGHTS (all percentages are to comparable periods in 2008):

2009 Results

•

Q3 2009 reported sales declined by 1.3%; excluding the impact of currency, sales grew organically by 2.3% from a year ago, driven by improved sales of Research Biotech products and fine chemicals (SAFC).

•	Strong pretax profit margin and favorable tax rate raise Q3 2009 diluted EPS by 9.4% to $0.70. Diluted EPS would have been $0.80 without a $0.10 adverse impact from currency exchange rates.

•	Q3 2009 free cash flow of $115 million drives year-to-date total to $274 million, a 17% increase over the first nine months of 2008.

Outlook

•

Sales for the full year 2009 are expected to meet the Company’s previously forecast organic growth in low single digits. Currency is expected to reduce otherwise reportable 2009 growth by approximately 4% if exchange rates remain near September 30, 2009 levels.

•	Full year 2009 diluted EPS is expected to exceed $2.70.

•	Free cash flow is expected to exceed $325 million for 2009.

CEO’s STATEMENT:

Commenting on third quarter 2009 performance, Chairman, President and CEO Jai Nagarkatti said: “We are very pleased with our improved sales performance in the third quarter of 2009 in continued challenging economic conditions. And we’re particularly pleased with the $0.70 of diluted EPS delivered for the third quarter of 2009, our best quarterly performance this year. We continued our tradition of adding new and innovative products and technologies to support life science research. We were pleased to announce the expansion of our agreement with Sangamo Biosciences to use zinc finger technology in the production of therapeutic proteins and in commercial areas of transgenics. A new partnership with the Michael J. Fox Foundation to create the first Parkinson’s disease model in rats has generated much excitement in the research community. The recent acquisition of ChemNavigator offers the scientific community a powerful cheminformatics platform that streamlines the design and procurement of chemical compound libraries.”

Nagarkatti continued, “We’ve reaffirmed our sales and profit expectations for all of 2009, continuing to believe that we can achieve above-market rate organic sales growth in the low single digits and deliver diluted EPS slightly in excess of $2.70, reflecting a gain over last year’s $2.65. We expect a small contribution from supplying key components to H1N1 vaccine manufacturing customers and from a slight increase in government research funding. We plan to add new sales growth and profitability enhancing activities that together with better economic conditions should improve our growth in 2010. But we expect the market recovery to be slow. With that in mind, we have identified additional initiatives to drive our core chemistry and biochemistry sales at above market growth rates. We also plan to increase our share in the faster growing biotech and analytical product areas.”

2009 RESULTS:

Reported sales for the third quarter of 2009 were $534 million, a decline of 1.3% from the third quarter of 2008. Without reflecting an unfavorable currency impact that reduced reported sales by 3.6%, sales would have shown organic growth of 2.3%. For the nine months ended September 30, 2009, reported sales declined by 6.8% from the first nine months of 2008 while overall organic sales were largely consistent with the prior year level. Organic sales for the Company’s Research business grew 1.4% and 1.9% for the third quarter and first nine months of 2009, respectively. Organic sales for SAFC increased by 4.8% for the third quarter of 2009 as sales of H1N1 vaccine adjuvants to pharma companies and shipments of industrial media and other previously booked orders drove sales for this unit to a quarterly high for 2009. Year-to-date organic sales for SAFC declined by 2.8% from the comparable prior year level. Quarterly and year-to-date comparisons and a reconciliation of reported to adjusted (organic) sales growth are on page 8.

The operating income margin in the third quarter 2009 of 22.9% of sales reflects a modest decline from levels in 2008’s third quarter and 2009’s first half resulting from unfavorable currency and a slight unfavorable product mix resulting from higher SAFC sales. The Company continued to take proactive steps to accelerate benefits from its global supply chain activities and to lower S,G&A costs in an effort to offset the adverse currency impact on earnings it has experienced in the first nine months of 2009.

Free cash flow (defined on page 7) for the third quarter of 2009 was $115 million, resulting in free cash provided in the first nine months of 2009 of $274 million. A reconciliation of net cash provided by operating activities to free cash flow is on page 9.

Other highlights in the third quarter from global sales growth initiatives and profit enhancement activities include:

•	Continued increase in sales of research products through the Company’s award winning web site to 46% of worldwide Research-based sales in the third quarter of 2009, up from 45% in Q2 2009.

•

Continued strength in International markets (Canada, Asia Pacific and Latin America) which experienced an 8% organic growth in research-based sales. Sales in the Company’s focus markets of China, India and Brazil collectively grew by 30% organically in the quarter over the prior year level.

•	SAFC’s booked orders for future delivery at September 30, 2009 remained strong.

•	$5 million of supply chain process improvement benefits, boosting the year-to-date result to $18 million, in excess of original plans to help offset the currency headwind.

2009 OUTLOOK:

•

Management reaffirmed its full year 2009 organic sales growth expectation in a low single digit range. This sales growth is expected to be driven by the Company’s global sales initiatives of its “lab essential” products, growth in the faster growing research products for cell biology and analytical chemistry, and the SAFC Bioscience offering of industrial media. On the other hand, demand from the pharmaceutical, chemical and hi-tech industries is expected to continue to reflect the uncertainty in these markets. Due to the lack of clarity on allocations and timing, the current outlook does not include a significant amount of sales from stimulus and other funding by the U.S. and other world governments. Currency exchange rates are expected to reduce otherwise reportable growth in 2009 by approximately 4% if exchange rates remain at current levels.

•

The negative impact of currency on diluted EPS in 2009 is expected to be in excess of $0.40 if exchange rates remain at current levels. Consistent with its year-to-date performance, the Company expects to offset this currency impact by continuing its efforts in supply chain optimization and other operational process improvements. Based on these sales expectations, continuation of the cost improvement efforts, lower interest rates, an effective tax rate of approximately 30% and exchange rates remaining at current levels, we expect to report 2009 diluted EPS slightly above $2.70, improving on the $2.65 reported for 2008.

•

Management expects net cash provided by operations to exceed $445 million and capital expenditures of approximately $120 million for 2009, raising its free cash flow guidance to an amount in excess of $325 million for the full year, up about 10% from the previous guidance.

OTHER INFORMATION:

Cash Flow and Debt: Cash flow from operations for the first nine months of 2009 was $362 million compared to $300 million for 2008. This change reflects a reduction in working capital, most notably a reduction in inventory of $39 million partially offset by a $23 million tax disbursement in 2009’s second quarter due to the timing of international tax payments. Capital expenditures increased to $88 million for the nine months ended September 30, 2009 from $65 million for the same period of 2008 as the Company made investments to expand its biotech capacity in Israel and its manufacturing capacity for viral products and active pharmaceutical ingredients in the U.S. Overall free cash flow of $274 million in the first nine months of 2009 was used to repay $142 million in short-term debt and return $99 million to shareholders through share repurchases and a 12% increase in the 2009 quarterly dividend. The Company’s debt to capital ratio was reduced to 25.9% at September 30, 2009 from 34.6% at December 31, 2008. The Company has not experienced any problem in placing its short-term debt in the current credit market environment.

Share Repurchase: Another 0.4 million shares were acquired in the third quarter of 2009 at an average share price of $51.65. There were 121.7 million shares outstanding at September 30, 2009. The Company has 6.7 million remaining authorized shares for purchase, but the timing and number of shares purchased, if any, depends upon market conditions and other factors.

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company. Our biochemical and organic chemical products and kits are used in scientific research, including genomic and proteomic research, biotechnology, pharmaceutical development, and as key components in pharmaceutical, diagnostic and other high technology manufacturing. We have customers in life science companies, university and government institutions, hospitals and in industry. Over one million scientists and technologists use our products. Sigma-Aldrich operates in 38 countries and has 7,800 employees providing excellent service worldwide. We are committed to accelerating our Customers’ success through leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit our award winning web site at www.sigma-aldrich.com.

Non-GAAP Financial Measures: The Company uses certain non-GAAP financial measures to supplement its GAAP disclosures. The Company does not, and does not suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. These non-GAAP measures may not be consistent with the presentation by similar companies in the Company’s industry. Whenever the Company uses such non-GAAP measures, it provides a reconciliation of such measures to the most closely applicable GAAP measure. See the Supplemental Financial Information on pages 8 and 9 for these reconciliations.

With over 60% of sales denominated in currencies other than the U.S. dollar, management uses currency adjusted growth, and believes it is useful to investors, to judge the Company’s controllable, local currency performance. Organic sales growth data presented in this release is proforma data and excludes currency impacts. While we are able to report currency impacts after the fact, we are unable to estimate changes that may occur later in 2009 to applicable exchange rates and are thus unable to reconcile the projected non-GAAP, currency adjusted internal growth rates to reported GAAP growth rates for the year 2009. Any significant changes in currency exchange rates would likely have a significant impact on our reported growth rates due to the volume of our sales denominated in foreign currencies.

Management reports both GAAP and adjusted sales and income (including EPS) and comparisons to reflect what it believes are ongoing and/or comparable operating results excluding currency impacts. Management excludes this item in judging its historical performance and in assessing its expected future performance. Management also uses free cash flow (defined on page 7), a non-GAAP measure, to judge its performance and ability to pursue opportunities that enhance shareholder value. Management believes this non-GAAP information is useful to investors as well.

Cautionary Statement: This release contains forward-looking statements relating to future performance, goals, strategic actions and initiatives and similar intentions and beliefs, including the “Highlights-Outlook”, “CEO’s Statement”, “2009 Outlook” and “Other Information-Cash Flow and Debt and Share Repurchase” sections contained above and other statements regarding the Company’s expectations, goals, beliefs, intentions and the like regarding future sales, earnings, free cash flow, share repurchases, acquisitions and other matters. These statements are based on assumptions regarding Company operations, investments and acquisitions and conditions in the markets the Company serves. The Company believes these assumptions are reasonable and well founded. The forward looking statements in this release are subject to risks and uncertainties, including, among others, certain economic, political and technological factors. Actual results could differ materially from those stated or implied in this news release, due to, but not limited to, such factors as (1) global economic conditions, (2) changes in pricing and the competitive environment and the global demand for our products, (3) fluctuations in foreign currency exchange rates, (4) changes in research funding and the success of research and development activities, (5) dependence on uninterrupted manufacturing operations, (6) changes in the regulatory environment in which the Company operates, (7) changes in worldwide tax rates or tax benefits from domestic and international operations, including the matters described in Note 4-Uncertainty in Income Taxes-to the Consolidated Financial Statements in the Company’s Form 10-Q report for the quarter ended June 30, 2009, (8) exposure to litigation, including product liability claims, (9) the ability to maintain adequate quality standards, (10) reliance on third party package delivery services, (11) failure to achieve planned cost reductions in global supply chain rationalization, (12) an unanticipated increase in interest rates, (13) failure of planned sales initiatives in our Research and SAFC businesses, (14) other changes in the business environment in which the Company operates, and

(15) the outcome of the matters described in Note 13-Contingent Liabilities and Commitments-to the Consolidated Financial Statements in the Company’s Form 10-Q report for the quarter ended June 30, 2009. A further discussion of the Company’s risk factors can be found in Item 1A of the Company’s Form 10-K report for the year ended December 31, 2008. The Company does not undertake any obligation to update these forward-looking statements.

SIGMA-ALDRICH CORPORATION

Consolidated Statements of Income (Unaudited)

(in millions except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Net sales	$533.8	$540.6	$1,575.1	$1,690.9
Cost of products sold	268.6	262.7	772.0	825.9

Gross profit	265.2	277.9	803.1	865.0
Selling, general and administrative expenses	127.2	135.2	383.7	427.4
Research and development expenses	16.0	16.5	47.4	48.4

Operating income	122.0	126.2	372.0	389.2
Interest, net	2.4	3.5	8.0	10.9

Income before income taxes	119.6	122.7	364.0	378.3
Provision for income taxes	33.5	40.8	109.9	121.1

Net income	$86.1	$81.9	$254.1	$257.2

Net income per share - Basic	$0.71	$0.65	$2.08	$2.02

Net income per share - Diluted	$0.70	$0.64	$2.06	$1.98

Weighted average number of shares outstanding - Basic	121.7	125.5	121.9	127.4

Weighted average number of shares outstanding - Diluted	123.8	128.1	123.6	130.1

SIGMA-ALDRICH CORPORATION

Consolidated Balance Sheets

(in millions)

	(Unaudited) September 30, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$292.2	$251.8
Accounts receivable, net	298.6	269.8
Inventories	646.1	661.8
Deferred taxes	58.8	45.9
Other current assets	65.0	79.9

Total current assets	1,360.7	1,309.2

Property, plant and equipment, net	700.9	660.4
Goodwill, net	403.7	388.3
Intangibles, net	117.6	120.6
Other assets	83.5	78.0

Total assets	$2,666.4	$2,556.5

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable and current maturities of long-term debt	$469.0	$528.8
Accounts payable	110.2	114.6
Accrued payroll and payroll taxes	53.7	58.6
Accrued income taxes	31.5	41.1
Other current liabilities	70.1	50.8

Total current liabilities	734.5	793.9

Long-term debt	100.0	200.1
Post-retirement benefits	41.1	39.5
Deferred taxes	26.3	18.6
Other liabilities	134.4	125.2

Total liabilities	1,036.3	1,177.3

Stockholders’ equity:
Common stock	201.8	201.8
Capital in excess of par value	142.9	133.0
Common stock in treasury	(1,969.4)	(1,935.3)
Retained earnings	3,155.5	2,954.4
Accumulated other comprehensive income	99.3	25.3

Total stockholders’ equity	1,630.1	1,379.2

Total liabilities and stockholders’ equity	$2,666.4	$2,556.5

SIGMA-ALDRICH CORPORATION

Consolidated Statements of Cash Flows (Unaudited)

(in millions)

	Nine Months Ended September 30,
	2009	2008
Cash flows from operating activities:
Net income	$254.1	$257.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	68.3	75.1
Deferred income taxes	(0.4)	(3.4)
Stock-based compensation expense	13.0	13.7
Other	(0.3)	(0.8)
Changes in assets and liabilities:
Increase in accounts receivable	(18.3)	(29.5)
(Increase)/decrease in inventories	38.6	(22.7)
Decrease in accounts payable	(10.4)	(10.8)
Increase/(decrease) in accrued income taxes	(12.3)	15.4
Other	29.9	5.6

Net cash provided by operating activities	362.2	299.8

Cash flows from investing activities:
Property, plant and equipment additions	(88.1)	(64.7)
Proceeds from sale of property, plant and equipment	2.9	0.6
Acquisitions of businesses, net of cash acquired	(6.0)	(2.0)
Other, net	(13.1)	1.0

Net cash used in investing activities	(104.3)	(65.1)

Cash flows from financing activities:
Net issuance/(repayment) of short-term debt	(142.2)	162.8
Repayment of long-term debt	(6.9)	(90.0)
Payment of dividends	(53.0)	(49.5)
Treasury stock purchases	(45.8)	(291.0)
Exercise of stock options	12.5	22.5
Excess tax benefits from stock-based payments	2.7	8.4

Net cash used in financing activities	(232.7)	(236.8)

Effect of exchange rate changes on cash	15.2	(14.9)

Net change in cash and cash equivalents	40.4	(17.0)
Cash and cash equivalents at January 1	251.8	237.6

Cash and cash equivalents at September 30	$292.2	$220.6

Free cash flow(1)	$274.1	$235.1

(1)	Net cash provided by operating activities less property, plant and equipment additions.

SIGMA-ALDRICH CORPORATION

Supplemental Financial Information - (Unaudited)

Sales Growth by Business Unit

	Three Months Ended September 30, 2009
	Reported	Currency Impact	Adjusted (Organic)
Research Essentials	(1.5)%	(4.0)%	2.5%
Research Specialties	(4.3)%	(3.7)%	(0.6)%
Research Biotech	2.5%	(2.9)%	5.4%

Research Chemicals	(2.2)%	(3.6)%	1.4%
SAFC	1.1%	(3.7)%	4.8%

Total	(1.3)%	(3.6)%	2.3%

	Nine Months Ended September 30, 2009
	Reported	Currency Impact	Adjusted (Organic)
Research Essentials	(3.5)%	(8.2)%	4.7%
Research Specialties	(7.6)%	(7.8)%	0.2%
Research Biotech	(4.5)%	(6.7)%	2.2%

Research Chemicals	(5.8)%	(7.7)%	1.9%
SAFC	(9.4)%	(6.6)%	(2.8)%

Total	(6.8)%	(7.4)%	0.6%

Business Unit Sales

(in millions)

	First Quarter 2008	Second Quarter 2008	Third Quarter 2008	Fourth Quarter 2008	Total 2008
Research Essentials	$110.1	$109.4	$103.8	$97.6	$420.9
Research Specialties	213.3	214.5	206.3	190.0	824.1
Research Biotech	88.7	86.4	80.0	77.1	332.2

Research Chemicals	412.1	410.3	390.1	364.7	1,577.2
SAFC	157.5	170.4	150.5	145.1	623.5

Total Customer Sales	$569.6	$580.7	$540.6	$509.8	$2,200.7

	First Quarter 2009	Second Quarter 2009	Third Quarter 2009	YTD 2009
Research Essentials	$105.7	$104.2	$102.2	$312.1
Research Specialties	195.6	192.8	197.5	585.9
Research Biotech	82.4	79.2	82.0	243.6

Research Chemicals	383.7	376.2	381.7	1,141.6
SAFC	135.6	145.8	152.1	433.5

Total Customer Sales	$519.3	$522.0	$533.8	$1,575.1

SIGMA-ALDRICH CORPORATION

Supplemental Financial Information - (Unaudited)

Reconciliation of Proforma to Reported Net Income

	Net Income (in millions)		Diluted Earnings Per Share
	Three Months Ended September 30,		Three Months Ended September 30,
	2009	2008	2009	2008
Proforma net income before currency impact	$98.3	$81.9	$0.80	$0.64
Currency impact	(12.2)	—	(0.10)	—

Total reported net income	$86.1	$81.9	$0.70	$0.64

	Net Income (in millions)		Diluted Earnings Per Share
	Nine Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Proforma net income before currency impact	$295.9	$257.2	$2.40	$1.98
Currency impact	(41.8)	—	(0.34)	—

Total reported net income	$254.1	$257.2	$2.06	$1.98

Income Statement Ratios

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Gross profit	49.7%	51.4%	51.0%	51.2%
S,G&A expenses	23.8%	25.0%	24.4%	25.3%
Operating income	22.9%	23.3%	23.6%	23.0%
Pretax income	22.4%	22.7%	23.1%	22.4%
Net income	16.1%	15.1%	16.1%	15.2%

Effective tax rate	28.0%	33.3%	30.2%	32.0%

Reconciliation of Free cash flow

(in millions)

	Nine Months Ended September 30,
	2009	2008
Net cash provided by operating activities	$362.2	$299.8
Less: Property, plant and equipment additions	(88.1)	(64.7)

Free cash flow	$274.1	$235.1